Exhibit 99.01

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jeff Henriksen	Ried Zulager
+ 1 (202) 550-5493	+ 1 (202) 295-4274
jhenriksen@cogentco.com	investor.relations@cogentco.com

COGENT COMMUNICATIONS COMPLETES CONVERSION OF PREFERRED SHARES INTO COMMON SHARES

WASHINGTON, D.C. February 15, 2005 — Cogent Communications Group, Inc. (AMEX: COI), a leading facilities-based provider of low-cost, high speed Internet access and Internet Protocol Communications services, announced today that all shares of its preferred stock have been converted into shares of its common stock, par value $0.001 per share, pursuant to that certain conversion and lock-up letter agreement dated February 9, 2005, entered into by and among the company and certain of its stockholders, a form of which is attached to the company’s Form 8-K filed with the Securities and Exchange Commission today.  Upon the conversion, the company has approximately 648 million shares of common stock issued and outstanding.

About Cogent Communications

Cogent Communications (AMEX: COI) is a multinational, Tier 1 facilities-based ISP that specializes in providing businesses with high speed Internet access and point-to-point transport services.  Cogent’s facilities-based, all-optical IP network backbone spans 11 countries and provides IP services in markets located in North America and Europe.

Since Cogent’s inception, Cogent has exploited the benefits that IP technology provides, building one of the largest and highest capacity IP networks in existence.  This network enables Cogent to offer large bandwidth connections at highly competitive prices.  Network ownership also enables Cogent to offer superior customer support through the ability to control service delivery and network monitoring end-to-end.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future.  These forward-looking statements involve risks and uncertainties.  All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement.  The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations.  Numerous factors could cause or contribute to such differences.  Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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